Exhibit 10.3

*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CLINICAL LASERTHERMIA SYSTEMS AB AND MRI Interventions Inc
distribution agreeement
[10-16-2018]

DISTRIBUTION AGREEMENT

This agreement (this “Agreement”) is effective as of October 16, 2018 (the “Effective Date”) and is made

BETWEEN:

(1)	Clinical Laserthermia Systems AB, Reg. No. 556705-8903, a company duly incorporated and organized under the laws of Sweden, having its registered address at Medicon Village, Scheelevagen 2, SE-223 81 Lund, Sweden (“CLS”); and
(2)	MRI Interventions Inc, File No. 2870717, a company duly incorporated and organised under the laws of Delaware, having its registered address at 5 Musick Irvine, CA 92618 (the “Distributor” or “MRI”).

WHEREAS:

(A)	CLS is engaged in the research and development of minimally invasive methods for cancer treatment and manufactures the products listed in Exhibit B (the “Products”);
(B)	CLS desires to appoint the Distributor as the exclusive distributor for the Products in use applications within “Interventional MRI” exclusive of use indications within neuro (brain and spine) (the “Non-Neuro Field”) in the Territory (as defined below).

IT IS AGREED as follows:

1	Definitions
1.1	In this Agreement, the following definitions are used:

“Agreement” means this Agreement, including all the appendices and schedules attached to it;

“Confidential Information” as defined in Section 20.2;

“Customers” shall mean customers for the Products within the Territory;

“Parties” means CLS and the Distributor, collectively, and “Party” means CLS or the Distributor;

“Products” means CLS’s products listed in Exhibit B; and

“Territory” means United States of America and Canada.

2	Grant
2.1	CLS hereby grants to the Distributor the exclusive right to market and sell the Products in the Territory in accordance with and subject to the terms and conditions of this Agreement for use in the Non-Neuro Field.
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2.2	Notwithstanding the foregoing, CLS reserves the right, without incurring any liability or obligation to the Distributor, to discontinue at any time the sale of certain Products, by amending Exhibit B; provided, that such amendments of Exhibit B shall, unless otherwise agreed by the parties, enter into force on the later of six (6) months from the Distributor having received the amended Exhibit or the fulfilment by Distributor of any orders for such Products entered into by Distributor prior to the receipt of the amended Exhibit B.
3	Legal Relationship
3.1	The Distributor shall buy the Products as an independent contractor and shall sell the Products in its own name, for its own account and on its own risk. Nothing in this Agreement will constitute or be deemed to constitute a partnership, an employment relationship or an agency.
3.2	For the avoidance of doubt, the Distributor shall be free to set its own prices for the Products in its sale of Products to Customers. CLS may from time to time supply the Distributor with a non-binding, indicative price list for the end-customer prices applied by CLS.
3.3	Neither Party shall have any authority to act on behalf of the other Party in any matter whatsoever, or to bind the other Party in any other way without the other Party’s prior written consent. Neither Party will be liable or responsible for any acts or defaults of the other Party or the other Party’s employees or contractors.
4	Activities Outside the Territory
4.1	The Distributor shall refrain from actively seeking customers for the Products, from establishing any branch active in the sale of the Products, and from maintaining any distribution depot for the Products, on markets outside the Territory.
4.2	The Distributor shall without delay forward all enquiries and orders from customers outside the Territory to CLS.
5	Non-competition

The Distributor or any of its subsidiaries, owners or managers shall during the term of this Agreement, neither directly nor indirectly without the prior written consent of CLS, market, sell or develop any products which are competing with any of the Products in the Non-Neuro Field in the Territory.

6	Information and Forecasts
6.1	The Distributor shall not later than 31 October each year, furnish CLS with a non-binding sales forecast containing the Distributor’s estimated sales volumes during the subsequent calendar year. In addition hereto, the Distributor shall, one (1) month before the beginning of every calendar quarter, furnish CLS with a non-binding estimated sales forecast covering the relevant calendar quarter.
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6.2	The Distributor shall keep CLS reasonably informed about planned direct marketing activities and shall on a quarterly basis provide CLS with a report concerning major developments in the market and upon written request provide CLS with mutually agreed upon statistical information and market data for the Territory. Unless prohibited by applicable law, the Distributor shall make commercially reasonable efforts to inform CLS about any material adverse changes that have occurred, in the Distributor’s financial situation, ownership or management.
7	The Distributor’s Marketing Activities
7.1	The Distributor shall use commercially reasonable efforts to carry out such direct marketing activities with respect to sales of the Products in the Territory. The costs related to direct promotion and sales activities shall be borne by the Distributor unless otherwise agreed by the Parties from time to time. For specification of commitments and fees for agreed services to CLS, see Exhibit A.
7.2	The Distributor shall maintain its own web site, on which the Products will be marketed in accordance with the reasonable, written instructions or marketing manuals provided from time to time from CLS to the Distributor.
7.3	CLS shall, to the extent requested by the Distributor in writing, provide the Distributor with reasonable quantities of brochures, catalogues and other sales promotion materials and marketing directives and services concerning the Products.
7.4	The Distributor shall discontinue any advertising or sales promotions to which CLS objects in writing based on objectively valid grounds that such promotions violate applicable law or otherwise is in conflict with CLS’s own marketing of the Products.
7.5	The Distributor shall be solely responsible for determining that sales of the Products within the Territory are in conformity with applicable legislation and good marketing practises, and for obtaining all necessary related approvals, certifications and registrations. The Distributor accepts full responsibility for compliance with such regulations in relation to its third parties subcontractors, and shall indemnify, defend and hold harmless CLS from any claims, fines, penalties or damages that are raised against CLS by a third party due to any breach by the Distributor of applicable law, approvals, certifications or registrations.
8	The Distributor’s Sales Efforts
8.1	The Distributor shall use commercially reasonable efforts to promote the sales of the Products within the Territory and shall establish and maintain a reasonably efficient and competent sales organisation in order to optimise the sales of the Products and to assure prompt handling of requests, orders and shipments. The Distributor shall further ensure that it employs a qualified demonstrator. For specification of commitments and fees for agreed services to CLS, see Exhibit A.
8.2	The Distributor shall use commercially reasonable efforts to maintain an up-to-date database of Customers and prospective Customers. A list of customers set forth in such database shall be provided to CLS upon CLS’s written request, which request shall be made on no more frequent than once per calendar quarter. Any customer list provided
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by Distributor is the trade secret and Confidential Information of Distributor. CLS may upon the prior written consent of Distributor contact a Customer or potential Customer in the event that negotiations between the Distributor and the Customer stall.
8.3	The Distributor shall purchase from CLS at least the following units of Products during the first two (2) years following the Effective Date (the “Minimum Purchase Target”):

Year 1: *** Applicators and *** Tranberg Mobile Laser Units

Year 2: *** Applicators and *** Tranberg Mobile Laser Units

The Minimum Purchase Target, and the Product prices, shall thereafter be negotiated annually. If the Parties are not able to agree on the quantities, the Minimum Purchase Target quantities for the relevant year shall correspond to either (i) the number of Products sold in the preceding year, or (ii) ***% of the Minimum Purchase Target for the preceding year, whichever is the highest.

8.4	Subject to Section 11.3, in the event that the Distributor does not reach its Minimum Purchase Target for either year set forth in Section 8.3, CLS may at its sole discretion, by giving ninety (90) days written notice, either terminate the Agreement or, convert forthwith the exclusive rights granted under this Agreement into non-exclusive rights.
9	Stock
9.1	The Distributor shall maintain a stock of the Products which is adequate to allow of prompt deliveries to Customers in the Territory.
9.2	The Distributor shall comply with and cause its contractors, transporters, storage contractors and all other persons involved in the storage or transportation of Products to comply with any and all reasonable instructions provided in advance in writing by CLS with respect to the conditions under which the Products are transported and/or stored and with respect to measures intended to prevent the deterioration and/or degeneration of Products.
10	Service
10.1	CLS agrees to (i) provide all reasonable support requested by MRI for the CLS Products; (ii) provide, when and if generally available to CLS’s customers, any updates, improvements, or enhancements to the CLS Products; (iii) without undue delay respond to any reasonable support requests from MRI, and (iv) without undue delay correct or provide a workaround reasonably acceptable to Distributor for any errors in the CLS Products.
10.2	Without limiting the foregoing, MRI shall be responsible for initial handling of Product complaints. The Distributor shall promptly inform CLS of all complaints received concerning the Products. The Distributor shall use commercially reasonable efforts to follow up all complaints for the purpose of avoiding negative effects on the goodwill of CLS and the Products. The Parties shall cooperate in good faith with respect to any Product complaints. Where there is a requirement by law or regulations to inform or interact with the competent authorities, each Party is obliged to fulfil all such requirements applicable to such Party in relation to all services under this Agreement.
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11	Orders and Supply
11.1	The Distributor shall order the Products in writing from CLS. No order is binding until CLS has confirmed an order. CLS will state the estimated delivery time in such confirmation. Notwithstanding the provisions in the Distributor’s order, each contract of sale shall be subject to the terms and conditions contained in this Agreement.
11.2	The Distributor acknowledges that CLS’s delivery capacity varies depending on, inter alia, the general market conditions, other orders received and CLS’ suppliers’ delivery capacity. As soon CLS has reason to assume that a delay in the agreed delivery could occur, CLS shall notify the Distributor thereof, and shall in such case be entitled to reasonable prolongation of the delivery date of up to three (3) months. Notwithstanding the foregoing, CLS shall however always endeavour to maintain a delivery capacity that enables CLS to deliver the Products in accordance with accepted orders.
11.3	To the extent that material delays in CLS’s delivery capacity as set forth in Section 11.2result in Distributor’s inability to meet either of the Minimum Purchase Targets set forth in Section 8.3 for a specific year, CLS shall not have the right to either modify or terminate the Agreement as otherwise set forth in Section 8.4 for the year in question.
12	Prices and Payment
12.1	The Distributor shall purchase the Products at the prices set out in CLS’s price list applicable at the time when CLS has received the order. CLS’s price list as of the Effective Date appears on Exhibit B. CLS shall have the right to change the price list at no more than once per calendar year during the term of this Agreement by giving the Distributor ninety (90) days’ prior written notice; provided, that, in no event shall any price increase specifically targeted towards the Territory exceed the greater of (a) five percent (5%); or (b) the change during the previous twelve (12) month period in the U.S. Consumer Price Index for all Urban Consumers. However, the above stated shall not affect CLS’s right to undertake general price increases for the Products which are applied to CLS’s customers in general. CLS shall further be entitled to adjust the prices due to fluctuations of more than five percent (5%) on the EUR/USD exchange rate.
12.2	Unless otherwise agreed in writing, the Distributor shall pay undisputed amounts for all Products under this Agreement net thirty (30) days from the date of CLS’ invoice.
12.3	In the event that the Distributor at any time should fail to make payment in full on the due date CLS shall be entitled to claim interest on the sum overdue until payment is made at the rate of ten (10) per cent per annum. In such event of delayed payment, CLS shall further be entitled to withhold any deliveries of Products to the Distributor until payment has been made in full.
13	General Conditions of Delivery
13.1	Unless otherwise agreed in writing, the Products shall be delivered Ex Works from CLS’s supplier (Incoterms 2010).
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13.2	For each delivery from CLS, CLS’s standard terms of sale, as applicable from time to time, shall apply. CLS shall inform the Distributor of such standard terms of sale in writing. CLS shall have the right to change the terms of sale at any time during the term of this Agreement by giving the Distributor thirty (30) days’ written notice, provided that such changes are generally applied by CLS in relation to its customers. If the provisions of this Agreement should be in conflict with the terms of sale, the provisions of this Agreement shall prevail.
14	Acceptance
14.1	The Distributor shall immediately following each delivery of any Product inspect the Product in respect of any external damages and assure that the delivery is in accordance with the order. Defaults and defects which are detected at delivery shall immediately be reported in writing to CLS.
14.2	When a Product is unpacked and assembled by the Distributor, and in any event before the Product has been used or sold by the Distributor, the Distributor shall perform a full inspection of the Product if this was not possible on receipt of the Product. The obligation to report any defects to CLS as per Section 14.1 shall then apply.
14.3	At the request of CLS, the Distributor shall make defective goods available to CLS for inspection and control.
15	Liability for Defects

Without limiting any rights or obligations set forth in this Agreement, CLS’s standard terms of sale may provide additional terms with respect to defects in the Products. In the event of any conflict between the terms of this Agreement and CLS’s standard terms of sale, the terms of this Agreement shall control.

16	Trademarks and Other Intellectual Property Rights
16.1	All intellectual property rights and other rights, including without limitation patents, design rights, trademarks, copyright and know how, relating to the Products and any and all documentation related thereto shall at all times be the exclusive property of CLS.
16.2	Nothing in this Agreement shall constitute or be construed as a transfer of ownership of any of CLS’s intellectual property rights or other rights or to otherwise give the Distributor any proprietary rights to CLS’s intellectual property rights.
16.3	CLS hereby grants to the Distributor a royalty-free, exclusive (other than in relation to CLS), limited license to use CLS’s trademarks within the Territory for marketing purposes for Products in the Non-Neuro Field only and in accordance with this Agreement. The Distributor is expressly forbidden to register any of CLS’s trademarks or other intellectual property rights – either as the Distributor’s trademark, firm or in any other respect – and all use of CLS’s intellectual property rights shall inure to the benefit of CLS. The Distributor shall not use any other trademark in conjunction with CLS’s trademarks, unless approved in writing by CLS. The Distributor has no right to use CLS’s trademarks in its business name or for any other purpose than the marketing and sale of the Products.
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16.4	Unless agreed to by the Parties in writing, the Distributor shall not remove or change any trademark, trade name, sign or other mark on any Products or its packaging or make any alterations in the construction or design of any Product.
16.5	The Distributor shall promptly notify CLS of any claim related to the actual, threatened or suspected infringement of CLS’s patents, trademarks or other intellectual property rights or if it is alleged that the corresponding rights of others are being infringed due to the sale of the Products. CLS is not obliged to defend its intellectual property rights; provided, that to extent that any claim that CLS decides not to defend materially impacts or limits Distributor’s rights under this Agreement, Distributor shall have the right to terminate this Agreement in whole or in part. If CLS chooses to defend its rights the Distributor undertakes to assist CLS as reasonably requested.
16.6	If a claim or suit in alleging infringement, misappropriation, or violation of a third party’s intellectual property rights is brought or threatened against the Distributor due to its selling of the Products, CLS shall indemnify, defend and hold harmless the Distributor for the against any and all judgments, damages, and liabilities, including reasonable legal costs and fees to which Distributor may become subject to as a result of any such claim or; provided, that CLS has been notified immediately in writing of such claim, suit or proceeding and given reasonable information and assistance to settle the claim or control the defence or any suit or proceeding; further, provided, that any failure on the part of Distributor to notify CLS or provide information or assitance shall not relieve CLS of obligations hereunder unless such failure adversely and materially impacts CLS’s defense of such claim.
16.7	In addition, in the event that any proceedings for infringement or challenge of CLS’s intellectual property rights are instituted by a third party, CLS may, at its option, modify the Products to render them non-infringing; provided that any modification does not materially degrade the functionality of the Products, replace them with functionally equivalent non-infringing products or to obtain a suitable license from a third party.
17	Product Liability
17.1	CLS is not liable for any damages caused by the Products (i) to any movable or immovable property or the consequences of such damage, occurring while the Products are in the Distributor’s possession, or (ii) to any other products manufactured or sold by the Distributor, in each case other than damage caused by CLS’s gross negligence or wilful misconduct or Product defects, whether or not discovered or discoverable during Distributor’s inspection upon receipt of such Product from CLS.
17.2	The Distributor shall indemnify and hold CLS harmless to the extent that CLS incurs liability towards any third party in respect of loss or damage for which CLS is not liable in relation to the Distributor pursuant to Section 17.1.
17.3	Subject to the limitations stated above, CLS shall indemnify, defend, and hold harmless Distributor for any third party claims arising from or related to damage to person and property caused by the Products or CLS’s gross negligence, fraud, or wilful misconduct.
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17.4	If a claim for damage as described in this Section is lodged by a third party against one of the Parties, the latter Party shall promptly inform the other Party thereof in writing.
17.5	Each Party shall notify the other in writing of such claim in accordance with Section 17.4 and shall give authority to settle the claim or control the defence of any suit and proceeding; provided, that any failure of a Party to comply with the foregoing shall not limit CLS’s obligations under this Section 17 unless such failure materially and adversely impacts CLS’s ability to defend a claim. In the event that a Product, or parts thereof, becomes subject to a recall reasonably decided by CLS, the Distributor shall participate and assist in such a process in accordance with CLS’s reasonable instructions. The Distributor is entitled to compensation for its reasonable direct and documented costs occurred in relation to such given assistance.
17.6	Both Parties shall keep and maintain a product liability insurance in accordance with industry standards and applicable law.
18	Limitation of Liability
18.1	A Party’s liability for any claim of any kind, including negligence, for any loss or damage arising out of, connected with, or resulting from this Agreement or from the design, manufacture, sale, delivery, resale or use of the Products or any part thereof, as the case may be, shall be limited to the amounts paid or payable by Distributor to CLS in the twelve months preceding the claim.
18.2	In no event shall either Party be liable towards the other Party for any loss of production or profit, loss of use, loss of data, loss of contracts or for any other consequential, economic or indirect loss whatsoever in respect of the sale, purchase, use or disposition of the Products.
18.3	The limitations of liability and exceptions in this Section 18 shall not apply to (a) Party’s indemnity obligations hereunder, (b) a Party’s breach of its confidentiality obligations hereunder, (c) third party claims relating to Product liability, or (d) a Party’s gross negligence or wilful misconduct.
19	Force Majeure
19.1	The Parties shall be relieved from liability for a failure to perform any obligation under this Agreement during such period, and to the extent that the due performance thereof by either of the Parties is prevented by reason of any circumstance beyond the reasonable control of the Parties (“discharging circumstance”). War, warlike hostilities, mobilisation, or general military call-up, civil war, fire, flood, industrial disputes, shortage, or inability to obtain material, equipment, or transportation or other circumstances of similar importance, shall be considered as discharging circumstances.
19.2	If a Party wishes to invoke an event of force majeure, it shall give immediate notice to the other Party of the commencement and the cessation of such event of force majeure, failing which, the Party shall not be discharged from liability for any non-performance caused by such event of force majeure.
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19.3	The time for performance of the relevant obligations of a Party shall be appropriately extended by the period, during which a situation of force majeure shall have continued, provided, however, that if performance of a contractual obligation is prevented by a force majeure event for a period of thirty (30) days or more, each Party shall be entitled to terminate this Agreement.
20	Confidentiality
20.1	The Parties hereby undertake, during the term of this Agreement and thereafter, to hold in confidence any and all Confidential Information (as defined below), disclosed by the other Party pursuant to this Agreement and not to disclose to third parties any Confidential Information thus received without the prior written consent of the disclosing Party. Furthermore, the Parties shall take reasonable steps to prevent an unauthorised disclosure or use of such Confidential Information by employees, subagents or other intermediaries.
20.2	For the purpose of this Agreement “Confidential Information” shall mean any and all information (whether in written or oral form), including but not limited to technical, practical and commercial information, excluding however (a) information which is known or which becomes known in full detail to the public otherwise than by breach of the obligations herein contained; (b) information which the disclosing Party can show was in its possession before receiving it from the other Party; (c) information which a Party has received or receives from a third party without restraints as to the disclosure thereof; and (d) information which a Party is legally obliged to disclose by compulsory law, court order or by order of another authority of competent jurisdiction.
20.3	This confidentiality undertaking shall survive any termination of this Agreement.
21	Term and termination
21.1	This Agreement enters into force on the date hereof and shall remain in effect for an initial period of two (2) years. Thereafter, the Agreement shall be automatically renewed for consecutive periods of one (1) year at the time, unless terminated by either Party through written notice to the other Party not less than sixty (60) days prior to the expiration of the initial period or any renewal periods.
21.2	Either Party may terminate this Agreement with immediate effect if
(a)	the other Party fails to fulfil its obligations under this Agreement, provided such failure is of material importance for the other Party and the failure has not been cured within 30 days of receiving written notification from the Party invoking this Paragraph. The notification shall be made without unreasonable delay, once the Party becomes aware of the relevant circumstances; or
(b)	the other party has been subject to an application for bankruptcy proceedings or enters into composition, reorganisation or similar arrangements with its creditors or ceases to carry on business or is wound up or goes into liquidation or has a receiver appointed for all or any part of its assets.
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21.3	Either Party may also terminate the Agreement as otherwise provided in this Agreement, including CLS’s right to terminate in accordance with Section 8.4, subject, however, to Section 11.3.
21.4	Furthermore, CLS may immediately terminate this Agreement if there is a substantial change of control in the Distributor whether through a change of ownership, through a shareholders agreement or otherwise.
22	Consequences of Termination
22.1	At the expiration or termination of this Agreement by any reason whatsoever the each Party shall cease all use of and, at that request of the disclosing Party, promptly return to the disclosing Party or otherwise destroy, as the disclosing Party may instruct, all Confidential Information relating to the Products and the business of the disclosing Party which the Distributor may have in its possession or under its control. The Distributor shall also provide an up to date transcript of the Distributor’s register of customers for the Products.
22.2	At the expiration of this Agreement CLS may at its option repurchase all or part of the stock of the Products, which the Distributor may have at such time at such prices equal to the net prices paid by the Distributor excluding taxes, import duties or other levies and insurance and transport costs.
22.3	Notwithstanding anything to the contrary herein, any order for delivery of Products placed by the Distributor with CLS and accepted by CLS before notice of termination was given shall be completed in accordance with the terms of the individual delivery contract, even if delivery is to take place after the expiration of this Agreement, and Distributor’s rights under this Agreement shall survive termination or expiration of this Agreement until such time as Distributor sells off any remaining inventory not repurchased by CLS according to Section 22.2 above.
22.4	The Distributor shall have no further rights to use the trademarks or any of CLS’s intellectual property rights. Upon termination of this Agreement, regardless of the reason therefore, the Distributor is also obliged to submit the Customer and potential Customer database, as well as records of dealings with Customers to CLS without delay and in no event later than thirty (30) days after termination of the Agreement.
22.5	Subject to the Distributor’s termination of the Agreement due to CLS’s breach according to Section 21.2, the Distributor shall not be entitled to any compensation whatsoever, including but not limited to, loss of present or future profits on sales or anticipated sales, or expenditures, investments or commitments made, in connection with the termination of this Agreement or as a result of the termination of this Agreement as permitted under this Agreement.
23	Assignments and Sub-Distributors
23.1	This Agreement shall be binding upon and inure to the benefit of the successors of the Parties but shall not be assignable by either of the Parties without the prior written consent of the other Party. Either Party may however assign or transfer its rights and obligations under this Agreement in whole without the consent of the other Party to any
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company directly or indirectly controlling, controlled by or under common control of such Party, or, subject to CLS’s right to terminate the Agreement under Section 21.4, pursuant to a change of control or in connection with a merger or the sale of all or substantially all of its business or assets, however structured.
23.2	The Distributor shall be entitled to designate sub-distributors or any other similar representatives for the sale of the Products in the Territory only if and to the extent CLS consents thereto in writing. If such a representative is appointed the Distributor shall cause the representative to act in every respect in conformity with the provisions of this Agreement. The Distributor is in such event responsible for any act or omission by the representative and any breach by such representative of the provisions of this Agreement shall always be considered as a breach by the Distributor of its obligations under this Agreement.
24	Miscellaneous
24.1	All notices and other communications required or permitted under this Agreement must be in writing in the English language and shall be deemed to have been received by a Party when (a) delivered by post, unless actually received earlier, on the third business day after posting, if posted within Sweden, or the fifth business say, if posted to or from a place outside Sweden; (b) delivered by hand, on the day of delivery; or (c) sent by e-mail which has been confirmed by the recipient, on the day of receipt.
24.2	The language of communication between CLS and the Distributor shall be English. Documents by CLS will be issued in English language. In the event that the Distributor requires translation, the Distributor shall secure such translation on its own behalf and at its own expense.
24.3	The parties hereto have agreed that the following persons are authorised to act on their behalf in dealings regarding this agreement:
-	on behalf of CLS: Lars-Erik Eriksson; Dan J. Mogren
-	on behalf of the Distributor: Joseph Burnett
24.4	Each of the Parties to this Agreement confirms that this Agreement represents the entire understanding and constitutes the whole agreement between the Parties in relation to its subject matter and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, agent, employee or representative of either of the Parties. This Agreement may only be amended, changed or modified by an instrument in writing duly executed by the Parties. For the avoidance of doubt, nothing in this Agreement limits any rights or obligations of the Parties pursuant to that certain License and Collaboration Agreement between the Parties of even date herewith.
24.5	Unless otherwise explicitly stated herein, in no event shall any delay, failure or omission of a Party in enforcing, exercising or pursuing any right, claim or remedy under this Agreement be deemed as a waiver thereof, unless such right, claim or remedy has been expressly waived in writing.
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24.6	This Agreement shall be governed by and construed in accordance with the laws of Sweden.
24.7	Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC”). The Rules for Expedited Arbitrations shall apply, unless the SCC in its discretion determines, taking into account the complexity of the case, the amount in dispute and other circumstances, that the Arbitration Rules shall apply. In the latter case, the SCC shall also decide whether the Arbitral Tribunal shall be composed of one or three arbitrators. The place of arbitration shall be Malmö, Sweden. The language to be used in the arbitral proceedings shall be English.

______________________

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This Agreement has been duly executed in two original copies, of which each of the Parties has taken one copy.

Oct, the 16th 2018	Oct, the 16th 2018

CLINICAL LASERTHERMIA SYSTEMS AB	MRI Interventions Inc

/s/ Hans Von Celsing	/s/ Joseph Burnett
Hans Von Celsing, Chairman	Joseph Burnett, President & CEO

/s/ Lars-Erik T. Eriksson

Lars-Erik T. Eriksson

CEO

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EXHIBIT A

Distributor (“MRIC”) Commitments:

•	MRIC will immediately open requisitions and hire or designate additional clinical specialists – CLS to have input into job descriptions and ability to participate in interview process
•	MRIC will train ALL clinical specialists on Tranberg system use by end of January 2019 (training provided by CLS)
•	MRIC will train ALL sales representatives on product messaging by end of January 2019 (training provided by CLS)
•	MRIC will open a requisition for additional quality / complaint specialist to support CLS products
•	MRIC will handle first-line product / quality support for CLS and provide regular updates to CLS for product complaints, MDRs, product development and other sources
•	MRIC sales representatives will create a contact list of non-neuro surgeons at existing hospitals and deliver to CLS by June 30 2019
•	MRIC sales representatives will schedule minimum of 10 in-service presentations in existing MRIC accounts by end 2019 to be supported by CLS
•	MRIC will tie *** % of variable compensation of their sales representatives to CLS Non-Neuro activities

CLS Fees for above:

•	$*** per quarter paid in first month of each quarter starting October 2018
•	Pricing agreed to in Exhibit B of distribution agreement
•	Additional funding and resourcing plans will be discussed at time of thermometry software launch or June 2019, whichever is first

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EXHIBIT B

CLS PRODUCT & PRICE LIST 2018-2019

Kit # | Name | Price	Kit Content:	Part #	Unit Price [USD]	Min order [Kit/Unit]
TRANBERG®| xxxx
	1 pc Mobile Laser Unit	1001-01	***
# 9101-01	1 pc Mains Cable (US)	4001-03	***
Mobile Laser Unit Kit	1 pc IFU	TBD	-	***
Price: *** USD	5 pcs Protective Goggles	4002-01	***
	1 pc Laser Warning Sign	4003-01	***
# 9413-11	Sterile disposable MR-compatible Applicator Kit:
MR LA_RADNC-I23 Kit	1 pc Laser Applicator Radial non-cooled OD=1.75mm, L=1200cm	4012-05	***	***
Price: *** USD	1 pc MR-cannula 14G IL=23cm; Mtrl: Nitinol	4013-05	***
	1 pc MR-stylet for cannula; Mtrl: Nitinol	4013-06	***
# 9413-12	Sterile disposable MR-compatible Applicator Kit:
MR LA_D15NC-I23 Kit	1 pc Laser Applicator 15 mm Diffuser non-cooled OD=1.75mm, L=1200cm	4017-02	***	***
Price: *** USD	1 pc MR-cannula 14G IL=23cm; Mtrl: Nitinol	4013-05	***
	1 pc MR-stylet for cannula; Mtrl: Nitinol	4013-06
# 9413-13	Sterile disposable MR-compatible Applicator Kit:
MR LA_D25NC-I23 Kit	1 pc Laser Applicator 25 mm Diffuser non-cooled OD=1.75mm, L=1200cm;	4017-04	***	***
Price: *** USD	1 pc MR-cannula 14G IL=23cm; Mtrl: Nitinol	4013-05	***
	1 pc MR-stylet for cannula; Mtrl: Nitinol	4013-06
LA = Laser Applicator; RAD = Radial; D = Diffuser; NC = Non-cooled; I = Introducer; OD=Outer diam; L= Length; IL= Insertion Length MR = Magnetic Resonance

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